Exhibit 99.1

Press Release dated February 17, 2016

JLL Announces Leadership Changes in Asia Pacific

Alastair Hughes announces decision to leave JLL; Anthony Couse named Asia Pacific CEO

CHICAGO and SINGAPORE, February 17, 2016 - Jones Lang LaSalle Incorporated (NYSE: JLL) has named Anthony Couse Asia Pacific CEO, succeeding Alastair Hughes who has announced that he will leave JLL on July 1, 2016. Couse, who is currently Managing Director of Shanghai and East China, and Head of Capital Markets for China, will work closely with Hughes to ensure a smooth transition before assuming the Asia Pacific CEO role effective June 1, 2016. He will report directly to JLL CEO Colin Dyer.

“During his 28 years with JLL, Alastair has made major contributions to the firm’s growth both in EMEA and in Asia Pacific,” said Dyer. “During the nearly eight years Alastair has been Asia Pacific CEO, we have doubled our revenue and increased profits seven times. We have cemented our leadership position in the market by opening many new offices, completing numerous strategic acquisitions and building a team of talented real estate professionals who provide high quality services to our clients every day.”

Hughes joined JLL in 1988 and served in a range of increasingly senior positions, including Managing Director of the firm’s English business and CEO of the EMEA region, before being named CEO Asia Pacific in 2008.

Dyer continued, “I have enjoyed working alongside Alastair since I joined JLL and thank him for his valuable service.”

Couse joined JLL in London in 1989, moved to Hong Kong in 1993 and then to Shanghai in 2006. His expertise includes leasing, consultancy and capital markets. He has been responsible for the firm’s strategic growth in East China, which includes the Yangtze Delta region and extends further west to Wuhan and Changsha, including opening new offices in Wuhan and Nanjing. He also has been responsible for the overall strategic direction and day-to-day management of JLL’s Capital Markets business in China. Additionally, Couse oversees the firm’s Diversity & Inclusion initiatives for Asia Pacific.

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“I am fortunate to have had a long and enjoyable career with JLL and now is the right time to hand over the mantle,” said Hughes. “It gives me great pleasure to know that the business will be in Anthony’s highly capable hands as the region continues to be a source of growth and momentum for the firm as a whole.”

“Alastair and the APAC management team built a very strong platform across the region, and I am confident that we will keep driving significant growth for the firm,” said Couse. “I am excited to work with existing leadership to continue to develop our platform and deliver exceptional value for clients.”

About JLL

JLL (NYSE: JLL) is a professional services and investment management firm offering specialized real estate services to clients seeking increased value by owning, occupying and investing in real estate. A Fortune 500 company with annual fee revenue of $5.2 billion and gross revenue of $6.0 billion, JLL has more than 230 corporate offices, operates in more than 80 countries and has a global workforce of more than 60,000. On behalf of its clients, the firm provides management and real estate outsourcing services for a property portfolio of 4.0 billion square feet, or 372 million square meters, and completed $138 billion in sales, acquisitions and finance transactions in 2015. Its investment management business, LaSalle Investment Management, has $56.4 billion of real estate assets under management. JLL is the brand name, and a registered trademark, of Jones Lang LaSalle Incorporated. For further information, visit www.jll.com.

Contact:	Eva Sogbanmu	Gayle Kantro
Phone:	+65 6494 3572	+1 312 228 2795
Mobile: Email:	+65 8376 3109 Eva.Sogbanmu@ap.jll.com	+1 312 450 5948 Gayle.Kantro@am.jll.com

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